James P. Brannen Named Chief Executive Officer
of FBL Financial Group, Inc.

Donald J. Seibel Named Chief Financial Officer and Treasurer; Quarterly Dividend Declared

West Des Moines, Iowa, August 23, 2012 -FBL Financial Group, Inc. (NYSE: FFG) today announced that its board of directors has named James P. (Jim) Brannen to the position of Chief Executive Officer, after his service as interim Chief Executive Officer for two months. Donald J. (Don) Seibel, who currently serves as Vice President - Finance, has been named Chief Financial Officer and Treasurer, positions previously held by Brannen. Both will assume their new roles immediately. The board also declared the third quarter 2012 dividend of $0.10 per share.

Brannen Named Chief Executive Officer. James P. Brannen has been named to the position of Chief Executive Officer after serving as interim Chief Executive Officer since July 1, 2012, following the departure of James. E. Hohmann.

Commenting on Brannen's appointment, Chairman of the Board Craig D. Hill, said, "We are very fortunate to have Jim Brannen take the helm as Chief Executive Officer. He is a proven leader who brings extensive experience and a deep commitment to the Farm Bureau niche marketplace and our multiline exclusive agents. The board is confident that we have chosen the right strategic leader as Jim is ideally suited to lead FBL Financial Group.”

Prior to his appointment as Chief Executive Officer, Brannen, age 50, served as Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. He has been with the company for more than 20 years, where he has held various positions in finance and executive management. Prior to joining FBL, Brannen worked in public accounting. A graduate of the University of Iowa, Brannen is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Brannen is also active in civic and industry organizations, currently serving on the board of directors of United Way of Central Iowa and The Greater Des Moines Partnership and previously serving as president of the board of directors of Children and Families of Iowa.

Commenting on his appointment, Chief Executive Officer James P. Brannen stated, "I am honored, humbled and excited to be named Chief Executive Officer of FBL Financial Group. In my time at FBL, I've been fortunate to work side-by-side with my predecessors on many significant decisions and transactions. While the company has evolved, our commitment to the Farm Bureau brand has always been a priority, and we are focused on that identity today. I am certain that my colleagues and I will continue to provide the very best service for our shareholders, customers, and the many others who depend on FBL's success.”

Seibel Named Chief Financial Officer and Treasurer. Donald J. Seibel, age 49, has been named Chief Financial Officer and Treasurer, positions previously held by James P. Brannen. Prior to his appointment as Chief Financial Officer and Treasurer, Seibel served on the executive management team as Vice President - Finance since 2007. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Seibel worked in public accounting. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Seibel is also active in civic and industry organizations, currently serving on the board of directors of the Iowa Society of Certified Public Accountants.

Dividend Declared. The Board of Directors has declared a quarterly cash dividend of $0.10 per share to owners of Class A and Class B common stock. The quarterly dividend will be payable on September 28, 2012 to shareholders of record as of September 14, 2012. There are 24,915,519 shares of Class A common stock and 1,192,990 shares of Class B common stock, for a total of 26,108,509 common shares outstanding.

About FBL Financial Group. FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

Contacts:
Investor Inquiries:
Kathleen Till Stange
Phone: 515-226-6780
Kathleen.TillStange@FBLFinancial.com

Media Inquiries:
Nancy Doll
Phone: 515-226-6215
Nancy.Doll@FBLFinancial.com